[First Midwest Financial, Inc. Letterhead]



                              FOR IMMEDIATE RELEASE
                              ---------------------
                              Contact: Investor Relations
                              Telephone: 712.732.4117


FIRST MIDWEST FINANCIAL, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

(Storm Lake, Iowa - August 1, 2001) First Midwest Financial, Inc. announces its intention to repurchase up to 121,500 shares, or approximately 5% of the Company's outstanding shares, through open market and privately negotiated transactions. The shares will be purchased at prevailing market prices during the next twelve months, depending upon market conditions.

James S. Haahr, President and Chief Executive Officer of First Midwest, indicated that the Board of Directors authorized the repurchase program at its meeting on July 30. The repurchased shares will become treasury shares to be used for general corporate purposes, including the issuance of shares in connection with grants and awards under the Company's stock-based benefit plans. Mr. Haahr stated, "We believe the repurchase of our shares represents an attractive investment that will benefit the Company and our shareholders."

At June 30, 2001 the Company had assets of $522 million, shareholders' equity of $42.4 million, and capital ratios well in excess of regulatory requirements. The Company's stock is traded on the Nasdaq National Market under the symbol "CASH."


Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Fifteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.